Exhibit 99.1

Industrial Services of America, Inc.
Announces 2015 Operating Results

LOUISVILLE, KY (March 25, 2016) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities and buys, dismantles and sells used auto parts, today announced the filing of its Form 10-K for the Fiscal Year Ended December 31, 2015.

The Company took significant steps during 2015 to reduce debt and improve liquidity, primarily as a result of intensely challenging metal commodity markets.

Key Achievements for the calendar year ended December 31, 2015:

•
Net Loss improved from a loss of $7.3 million in 2014 to a loss of $1.8 million in 2015. This improvement was largely a result of a one-time gain of $6.0 million on the sale of substantially all assets of the Company’s Waste Services Segment.

•	In total, the Company paid down, net of draws, $16.3 million of debt during 2015.

•	Subsequent to December 31, 2015, the Company refinanced its working capital line of credit with a new $6.0 million asset-based revolving facility.

•	The Company warm idled its automobile shredder in May 2015, allowing significant working capital savings.

•	The Company completed the sale of three separate real-estate properties, generating over $2 million of proceeds.

•
In December 2015, the Company sold substantially all assets of its Waste Services Segment with net proceeds approximating $7.0 million, which resulted in a one-time gain of $6.0 million as noted above.

•
Revenues from continuing operations decreased from $110.1 million in 2014 to $46.2 million in 2015, reflecting decreasing metal commodity prices during 2015, lower scrap sale volumes resulting from the same decreased metal commodity prices and the mid-year idle of the Company’s shredder.

Commenting on the Company’s progress, Sean Garber, President of ISA stated, “Although 2015 was a challenging year, I’m proud of the progress that the Company made during this unprecedented time. During 2015, we paid down substantially all of the Company’s debt, improved liquidity and focused our team on the core business.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of acquisition targets on terms and conditions satisfactory to the Company and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact

Industrial Services of America, Inc.
Todd Phillips
Chief Financial Officer
502-366-3452